UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

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FORM 8-K
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CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): September 12, 2016
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EZCORP, Inc.
(Exact name of registrant as specified in its charter)
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Delaware	0-19424	74-2540145
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2500 Bee Cave Road, Rollingwood, Texas 78746
(Address of principal executive offices) (zip code)
Registrant’s telephone number, including area code: (512) 314-3400
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement
On September 12, 2016 (the “Closing Date”), EZCORP, Inc. (as Borrower) and certain of its subsidiaries (as Guarantors) entered into a Financing Agreement with certain lenders (the “Lenders”) and Fortress Credit Co LLC (as collateral and administrative agent for the Lenders).
The Financing Agreement provides for a senior secured credit facility in an aggregate principal amount of $100 million, subject to various terms and conditions contained in the Financing Agreement. The credit facility consists of an initial Term Loan of $50 million that was drawn on the Closing Date, and one or more Delayed Draw Term Loans of up to $50 million in the aggregate that may be drawn in whole or in part at any time and from time to time during the first 18 months from the Closing Date.
Proceeds of the new credit facility will be used to fund the Company’s ongoing working capital requirements and general corporate purposes; to pay fees, premiums, expenses and other transaction costs related to the new facility; to support the operations of the Company’s subsidiaries, including Prestaciones Finmart, S.A.P.I de C.V., SOFOM, E.N.R. ("Grupo Finmart"), subject to certain limitations; and to finance acquisitions and investments in amounts and on terms set forth in the Financing Agreement.
Borrowings under the new facility bear interest at an annual rate initially equal to LIBOR plus 7.5% or, at our election, a Reference Rate plus 6.5%, but will be reduced to LIBOR plus 6.5% or, at our election, the Reference Rate plus 5.5% upon the later of December 31, 2017 or the occurrence of a specified investment return event. In any case, the LIBOR rate is subject to a floor of 1% and the Reference Rate is subject to a floor of 3%. We will also pay a monthly fee of 2.75% per annum on the average daily unused portion of the Delayed Draw Term Loan facility and a quarterly Loan Servicing Fee of $15,000. On the Closing Date, we paid a Closing Fee of 1.75% of the Initial Term Loan and a Commitment Fee equal to 0.875% of the Delayed Draw Term Loan commitment. At the time of each draw under the Delayed Draw Term Loan Facility, we will pay a funding fee of 0.875% of the funded Delayed Draw Term Loan.
All amounts outstanding under the new facility must be repaid on the Final Maturity Date, which will occur on September 12, 2022 (six years after the Closing Date); provided, however, that the Final Maturity Date will occur on May 15, 2019 if, on that date, more than 10% of our 2.125% Cash Convertible Senior Notes Due 2019 (the “Convertible Bonds”) remain outstanding or there is no lender-approved plan to refinance any lesser outstanding amount of the Convertible Bonds. The new facility is subject to mandatory prepayments upon the occurrence of certain specified events, such as asset sales, certain debt issuances, certain equity issuances, casualty and condemnation events and receipt of tax refunds or proceeds of settlements or judgments (subject to customary exceptions, materiality thresholds and reinvestment rights). We may voluntarily prepay the facility at any time subject to a prepayment premium of 2% during the first year after the Closing Date and 1% during the second year after the Closing Date.
Borrowings under the new facility are secured by first priority security interests in and liens on substantially all of the tangible and intangible personal property and assets of EZCORP and its domestic subsidiaries, including equity interests in EZCORP’s domestic subsidiaries and certain of its foreign subsidiaries (subject to customary exceptions and exclusions).
The Financing Agreement contains affirmative and negative covenants, indemnities, representations and warranties, and other terms and conditions customary for financings of this type, including limitations on certain indebtedness, liens, acquisitions and other investments, fundamental changes (including mergers, consolidations and dissolutions), asset dispositions, dividends and other distributions, prepayments of other indebtedness, sale and leaseback transactions, and transactions with affiliates. The Financing Agreement also contains quarterly financial covenants consisting of a maximum Senior Leverage Ratio and a minimum Fixed Charge Coverage Ratio, as well as customary events of default. So long as Grupo Finmart remains classified as a discontinued operation, the assets, liabilities and results of operations of Grupo Finmart and its subsidiaries and variable interest entities will be excluded in calculating such financial covenants, and such Persons generally will not be subject to the affirmative and negative covenants included in the Financing Agreement (except for certain limitations applicable to transactions between Grupo Finmart and its subsidiaries, on the one hand, and EZCORP or any of its other subsidiaries, on the other hand).
Upon the occurrence, and during the continuance, of an Event of Default, including nonpayment of principal when due, failure to perform or observe certain terms, covenants or agreements under the Financing Agreement, and certain defaults of other indebtedness, the Administrative Agent may (and at the request of Lenders holding more than 50% of the outstanding Term Loans, shall) take any or all of the following actions: terminate the obligation of the Lenders to make advances, declare any outstanding obligations under the Financing Agreement immediately due and payable, and charge default interest on the outstanding Term Loans. In addition, in the event of certain bankruptcy proceedings and other insolvency events, the obligations of each Lender to make advances will automatically terminate and any outstanding obligations under the Financing Agreement will immediately become due and payable.

The foregoing description of the Financing Agreement does not purport to be complete and is qualified in its entirety by the complete terms and conditions of the Financing Agreement, a copy of which will be filed as an exhibit to our Annual Report on Form 10-K for the fiscal year ended September 30, 2016.
Item 2.03 — Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant
The disclosure in “Item 1.01 — Entry into a Material Definitive Agreement” is incorporated herein by reference.
SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EZCORP, INC.

Date:	September 16, 2016	By:	/s/ Thomas H. Welch, Jr.
Thomas H. Welch, Jr.
Senior Vice President, General Counsel and Secretary